Exhibit 10.8

PARTNERSHIP AGREEMENT

BETWEEN

AUTOLOTTO, INC. (d/b/a LOTTERY.COM)

AND

MASTER GOBLIN GAMES LLC

This binding Partnership Agreement (this “Agreement”) is entered into and adopted by and between:

AutoLotto, Inc. (d/b/a Lottery.com), a Delaware corporation, and any of its subsidiar ie s, with its parent company having headquarters at 20808 State Highway 71 W Unit B, Spicewood, TX 78669, USA (the “Company”); and

Master Goblin Games LLC, a New Mexico corporation, with its headquarters at 8206 Louisiana Blvd NE STE A #173, Albuquerque, NM 87113, USA (hereinafter “Partner”).

(each a “Party” and, jointly, the “Parties”).

WITNESSETH

WHEREAS, the Partner is in the process of becoming a sales agent and/or retailer licensed by multiple state lottery commissions to sell lottery tickets to the public within each state they become registered and, as a result of such process, will be the holder of a Lottery Ticket Sales License in each state.

WHEREAS, the Company purchases lottery tickets on behalf of customers or subscribers physically located within the boundaries and jurisdictions of the states in which Partner is a Lottery Ticket Sales License holder;

WHEREAS, Partner has agreed to secure all necessary recruitment of each state to acquire and maintain a lottery license;

WHEREAS, the Company agrees to cover all Partner expenses associated with the execution of this Agreement, specifically the expenses associated with opening a new storefront and obtaining a lottery license;

NOW, THEREFORE, in consideration of the covenants, conditions and payments hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged , the Parties hereto, intending to be legally bound agree as follows:

1.	OBLIGATIONS OF THE PARTIES:

1.1.	Expenses: The Company agrees to cover any expenses the Partner may incur as a result of this Agreement. Specifically, the Company acknowledges that expanding the Partners board game business into new locations will require financing covering down payment for facilit y, remodeli ng, in surance, lottery commission application expenses , invent ory, and ongoing monthly rent. It is understood by both Parties that the Partner will receive Twenty Five Thousand Dollars ($25,000.00 USD) (“Initial Seed “) for the first month of expenses, per location required by the Company. Any expenses beyond the Initial Seed, including any ongoing monthly requirements will require invoices from Partner to the Company. The Parties agrees that any upfront expenses to open a new location will be approved up to a maximum of One Hundred Thousand Dollars ($100,000.00 USD), per location and any ongoing monthly expenses will be approved up to a maximum of Five Thousand Dollars ($5,000.00 USD) (“Lease Payments”), per loc ation. Any expenses beyond these maximum expenses will require additional approval, in writing , by the Company. For greater clarity and certainty, Initial Seed and Lease Payments are mutually exclusive and it is understood by both Parties that Lease Payments will never be deducted from the Initial Seed.

1.2.	Partner Obligations: The Partner shall make reasonable efforts to supply or provide the Company all information , data , and access to any equipment which the Company may deem necessary to manage the purchase of tickets on behalf of its customers or subscribers. Partner hereby represents and warrants compliance with all laws, ordinances, and governmental rules and regulations applicable to Partner. More particularly, the Partner shall permit Company to operate lottery machines issued by each Lottery Commission, which lottery machines shall be dedicated for the fulfillment of ticket purchases by the Company. Partner does hereby agree to collaborate with the Company for the purposes of ensuring full compliance with state laws and regulations pertaining to the sale of lottery ticke ts. Partner agrees to provide all expenses relevant to opening a new retail location or maintaining a current retail location as an invoice, or receipt, to the Company’s standard accounts payable process.

1.3.	Space: The Partner shall provide to the Company space in each state requested by the Company that, initially can be no less than four hundred (400) square feet (“Space”). The Space must also have the following:

● Publicly accessible and follow all accessibility requirements as deemed by the state
● All entryways and exits must be able to be locked
● Facility must have the ability to provide ethernet internet access or wifi internet access

1.4.	Company Obligations: The Company shall be solely responsible for all costs to operate such lottery machines , including without lim itation , all employee expenses relating to such operation. Company shall be solely responsible for the lawful use of such lottery machines and the complete and accurate purchase and fulfillment of all ticket purchases by its customers or subscribers, including, without limitation, the printing, storage, securing, maintenance, and cataloging of all tickets purchased by the Company on behalf of their customers or subscribers.

1.5.	Settlement to Partner: Each week, prior to the state lottery commission office sweeping the Partner bank account, the Company will transfer to an account designated by Partner, an amount equivalent to Company Fees, as defined in Addendum A.

1.6.	Settlement to Company: Each week, prior to the state lottery commission offices standard account sweep schedule , and only where lottery sales from the Company are being directly deposited to a determined Partner bank account, the Partner will transfer all revenue associated with lottery sales to the Company. The Company will in turn settle any expenses associated with the lottery sales back to the Partner, prior to the state lottery commission office sweeping the Partner bank account.

1.7.	Obligation Reduction: The Partner agrees that all positive Net Income received by the Partner, calculated monthly and outside the sale of lottery tickets, will work towards the reduction of any expenses owed to the Partner by the Company. For clarity, during any month, if the Partners Net Income exceeds the total expenses or costs owed by the Company, the Company will owe nothing to the Partner for that month. The Partner is however still obligated to all other aspects of this Agreement.

1.8.	Transaction Report; The Company will provide to the Partner access to its Transaction Report which shows all transactions for the Company’s lottery business. The Company agrees to ensure these reports are up-to-date no later than Tuesday (EOD) of each week. The Partner agrees to provide weekly reports directly from their official state lottery terminals no later than Monday (EOD) of each week. By the 10th day of each month , the Parties will reconcile their Transaction reports for the previous month to ensure accuracy. If either Party is owed money as a result of the reconciliation, the payment will be remitted to the owed Party within ten (10) business days.

1.9.	Financials: The Partner will provide to the Company, upon request by the Company, Profit and Loss, Balance Sheets, and Bank Statements. Should the resulting reports show an owed amount by either Party, the owed amount will be remitted to the owed Party within ten (10) business days.

1.10.	Facility Closure: If the Company’s volume of lottery sales is less than the monthly cost to the Company for any one retail location, the Company may, at their sole discretion, request the closure of the underperforming retail location. The Company agrees that any ongoing obligations the Partner has will be covered by the Company. The Partner agrees that upon this request, that all services and obligations will be severed in accordance with the terms of their obligations. For greater certainty and clarity and as an example, if the Company wishes to close a location that has a long term lease obli gation, the lease obligation will be paid for by the Company but the Partner will ensure it is terminated as soon as contractually able, to prevent any renewals or ongoing obligations.

2.	LIABILITY OF PARTNER:

EXCEPT FOR ANY EXCLUDED CLAIMS, (A) NEITHER PARTY WILL BE LIABLE FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, LOST PROFITS, OR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (B) EACH PARTY’ S AGGREGATE LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE FEES PAID TO SUPPLIER UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO THE LIABILITY. ” Excluded Claims” means claims and liabilities arising under Section 5 (Confident iality), Company’s payment obligations under Addendum A, or arising out of one party’s violation of the other party’s intellectual property rights.

3.	TERM AND TERMINATION:

This Agreement shall remain in force, from the Effective Date, for a term of three (3) years and will auto-renew for each new year past the three (3) years for a term of one (1) year, or unless one Party terminates , in writing, as a result of the counterparty being in material breach. Either party must provide an intent to terminate in writing thirty (30) days prior to auto-renewing to prevent the renewal.

Either Party may terminate this Agreement if the other Party materially breaches this Agreement and such breach has not been cured within sixty (60) days of providing notice thereof. Any termination of this Agreement will nullify any future payment requirements of the Company to Partner.

4.	INTELLECTUAL PROPERTY RIGHTS:

Save as explicitly provided herein , nothing in this Agreement or in the business relationship between the Parties shall constitute or be construed as the transfer of grant of either Party of any property right, software, license, or any other right or interest in any information, data or work product made available by the other Party to it in the course of the business relationship or in any trademarks or other Intellectual Property Rights owned by the other Party.

Each Party recognizes that trademarks and Intellectual Property Rights owned by the other or any of its subsidiaries and affiliates.

5.	CONFIDENTIALITY:

The Partner and the Company shall not issue any press release nor make any public statement regarding this Agreement (including the terms and existence thereof) or the relationship of the Parties without the other Party’s prior written approval, which may be withheld at the other Party’s discretion.

Any information that the Partner obtains from or compiles through the performance of this Agreement regarding Lottery Sales, the Lottery.com Properties, Win Together Sales, Win Together Properties, the Company or its affiliated or related entities , Customers, fees, click through rates, marketing strategies or practices, or any other information that is not generally known or readily ascertainable through proper means shall be owned by the Company (“Acquired Information”).

Any information that the Partner obtains from or compiles through the performance of this Agreement regarding Lottery Sales, the Lottery.com Propertie s, WinTogether Sales , WinTogether Properties, the Company or its affiliated or related entities, Cust omers, affiliate fees, click through rates, marketing strategies or practices, or any other information that is not generally known or readily ascertainable through proper means shall be owned by the Company (“Acquired Information”).

The Partner agrees not to use or disclose to others any Acquired Information for any purpose other than performance of this Agreement. The Partner shall use reasonable measures to protect the security and secrecy of Acquired Information .

Either Party may disclose Confidential Information as part of due diligence for a potential acquisition, sale, liquidation event, or to its officers, Board of Directors , managers, accountants, attorneys, and employees or subcontractors solely to the extent necessary for purposes of this Agreement , provided that each are subject to a duty of confidentiality.

Each Party shall take all reasonable precautions to ensure that this Agreement and/or the information contained herein shall not be disclosed to third parties, unless otherwise agreed to-with notice-between the Parties.

6.	WARRANTIES AND REPRESENTATIONS:

6.1.	Partner’s Warranties and Representations: Partner represents and warrants that: (1) Partner will display the Promotional Assets directly in a professional and tasteful manner, which shall be determined in Company’s sole and absolute discretion; (2) Partner is not engaged in and will not engage in any prohibited practices applicable during the term of this Agreement; (3) Partner has duly and validly executed this Agreement; (4) this Agreement constitutes a legal, valid, and binding obligation and is fully enforceable; (5) Partner has the full right, power, and authority to enter into and be bound by the terms and conditions of this Agreement and to perform the Partner obligations hereunder, without the approval or consent of any other party; (6) if Partner has a business entity, Partner is duly organized, validly existing and in good standing under the laws of Partner jurisdiction of organization and have full power and authority to execute Partner obligations hereunder; (7) the person executing this Agreement is an adult of at least 18 years of age and has the authority to bind Partner; (8) Partner will offer additional products supplied by Company including but not limited to, individual state games, charity raffles, sweepstakes, etc.

6.2.	Company’s Warranties and Representations: The Company represents and warrants that: (1) the Company has a valid right and/or authorization to distribute and sell Company Games as permissible per jurisdiction during expansion (2) the Company is not engaged in and will not engage in any prohibited practices applicable during the term of this Agreement; (3) the Company has duly and validly executed this Agreement; (4) this Agreement constitutes a legal, valid, and binding obligation and is fully enforceable; (5) the Company has the full right, power, and authority to enter into and be bound by the terms and conditions of this Agreement and to perform Company obligations hereunder, without the approval or consent of any other party; (6) if the Company has a business entity, the Company is duly organized, validly existing and in good standing under the laws of Company jurisdiction of organization and have full power and authority to execute the Company obligations hereunder; (7) the person executing this Agreement is an adult of at least 18 years of age and has the authority to bind the Company.

7.	ASSIGNABILITY AND TRANSFER:

This Agreement in whole, is non-transferable and non-assignable by any Party, except to a subsidiary controlled by a Party, unless mutually agreed upon in writing. Neither Party may assign this Agreement to a successor in connection with a merger, acquisition, reorganization or sale of all or substantially all of its assets without the express written consent of the other party. Notwithstanding the foregoing, no consent shall be necessary for either party to assign this Agreement as necessary to obtain financing, provided that assignment of this Agreement in such case will not relieve the assigning party from its obligations under this Agreement , which will be held jointly and severally with the assignee.

8.	GOVERNING LAW AND ARBITRATION:

This Agreement shall be governed by the laws of the state of Delaware. The language to be used in the arbitral proceedings shall be the English language.

9.	RELATIONSHIP OF PARTIES:

Given that the Parties are independent contractors, this Agreement shall be binding upon them only for the purposes set forth herein. Consequen tly, the provisions of this Agreement shall not, under any cir cumstances, be interpreted as creating any association, partnership , or joint venture, between the Parties or as concerning any mandate from one Party to the other.

Neither Party hereto shall have any express or implied right or authority to assume or create any obligation on behalf of or in the name of the other Party or bind the other Party to any other contract, Agreement or undertaking with any third part, except in accordance with the provisions of this Agreement.

10.	COMPLIANCE OF LAWS:

Each Party shall comply with all applicable laws and regulations regarding the general conduct of business including without limitation all relevant anti-corruption and anti-bribery laws, including the United States Foreign Corrupt Practices Act.

11.	ENTIRE AGREEMENT:

All of this Agreement including the addendum( s) following this Agreement and undertakings between the Parties with reference to this Agreement are embodied herein , and form part of this entire this Agreement. This Agreement supersedes all prior agreements and undertakings between them.

[SIGNATURE PAGE BELOW]

This Agreement is executed effective as of the date first above mentioned by the individuals and duly authorized officers of the Parties (the “Effective Date”):

For AUTOLOTTO, INC		For MASTER GOBLIN GAMES, LLC
(dba LOTTERY.COM)

/s/ Lawrence A. DiMatteo		/s/ Ryan Dickinson
Name:	Lawrence A. DiMatteo	Name:	Ryan Dickinson
Title:	Chief Executive Officer	Title:	Founder

March 10, 2020		March 10, 2020
Date		Date

ADDENDUM A

COMPANY FEES

Retail Cost of Tickets: All tickets processed from a facility provided by the Partner, on behalf of a customer or subscriber of the Company, will require the Company to transfer the full retail cost of a ticket to an account established by the Partner, per state. Any state lottery commissions that the Partner would receive as a retailer will be 100% retained by the Company and will not be processed to the Partner. For greater clarity and certainty, only the amount required to cover weekly state lottery sweeps against the Partners bank account will be sent by the Company to the Partner.

Winning Bonus: Both Parties agree that should their be a large winning bonus provided to the Partner as a result of a winning ticket being processed from a facility provided by the Partner, on behalf of a customer or subscriber of the Company, the Company will be entitled to one hundred percent (100%) of any bonus issued by the Lottery Commission.